Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-128202 and No. 333-134249 on Forms S-8 and the Registration Statement No. 333-146121 and 333-157631 on Forms S-3 of Parke Bancorp, Inc. of our report, dated March 27, 2009, relating to our audit of the 2008 consolidated financial statements of Parke Bancorp, Inc., appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K/A of Parke Bancorp, Inc. for the year ended December 31, 2008.

Blue Bell, Pennsylvania

May 4, 2009

McGladrey & Pullen, LLP is a member firm of RSM International –

an affiliation of separate and independent legal entities.